                                  EXHIBIT 23.2
                                  ------------





INDEPENDENT AUDITORS' CONSENT


The Board of Directors
United Community Financial Corp.

We consent to incorporation by reference in the Registration Statement No. 333-38028 of United Community Financial Corp. on Form S-8 of our report dated July 28, 1999 relating to the consolidated statement of financial condition of Butler Wick Corp. and Subsidiaries as of June 25, 1999 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years ended June 25, 1999, which report has been incorporated by reference in the Annual Report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2000.

Packer Thomas

/s/ Packer, Thomas & Co.

Youngstown, Ohio
March 30, 2001